Press Release #201511	FOR IMMEDIATE RELEASE	April 30, 2015

V-Love Now Available Between the Sheets

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce V-LoveTM has been placed on the store shelves and is now available for purchase in Canada.

In only a few short months the Company has been able to bring its first natural wellness product to market. V-LoveTM sexual gel for women is now available for purchase at the Loblaws City Market, 1650 Lonsdale Avenue, North Vancouver, British Columbia, Canada. “We are excited to have V-LoveTM available for retail sale for our customers,” stated President, Robert McAllister.

Stay tuned for upcoming details on the V-LoveTM Launch Party being held at Loblaws City Market, 1650 Lonsdale Avenue. Enertopia is excited to be working with the Loblaws City Market, 1650 Lonsdale Avenue, North Vancouver, where we will be holding one of our educational sessions on women’s health education.

The Company will be providing updates to the public and shareholders as it expands its market outreach and programs in the upcoming weeks.

“Enertopia is fully committed to empowering people with a better way of living through healthy lifestyle choices in letting us help you live your life, your way,” Stated President Robert McAllister

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412 This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its medical marihuana projects, evaluation and sale of sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that V-Love TM will have any meaningful impact on the Company or the Company will be able to obtain future financings.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release